UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2012

BIDZ.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51257	95-4728109
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

2400 Marine Avenue
Redondo Beach, California		90278
(Address of principal executive offices)		(Zip Code)

310-280-7373

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.             Completion of Acquisition or Disposition of Assets.

As previously disclosed, on May 17, 2012, BIDZ.com, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Glendon Group, Inc., a Delaware corporation (“Parent” or “Glendon Group”), and Bidz Acquisition Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), pursuant to which Merger Subsidiary would merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Under the terms of the Merger Agreement, the Merger Agreement must be adopted by the affirmative vote of (i) holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon, and (ii) holders of a majority of the outstanding shares of the Company’s common stock held by unaffiliated stockholders.

At the Annual Meeting of Stockholders of the Company held on September 27, 2012, the Company’s stockholders approved and adopted the Merger Agreement by the requisite vote.

On November 26, 2012 (the “effective time”), in accordance with the Merger Agreement and upon the filing of a Certificate of Merger pursuant to the requirements of the Delaware General Corporation Law, Merger Subsidiary merged with and into the Company, with the Company continuing as the surviving corporation of the Merger and becoming a wholly-owned subsidiary of Parent.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time (other than shares owned by Parent, the Company or their respective subsidiaries and shares held by dissenting stockholders, if any), automatically was cancelled and converted into the right to receive $0.78 per share in cash, without interest.

The total amount of cash payable in connection with the Merger is approximately $7.8 million to be paid out to unaffiliated stockholders for their shares of common stock, and approximately $1.3 million was incurred to pay fees and expenses in connection with the Merger and related transactions.

Item 3.03.                                        Material Modification to Rights of Security Holders.

In connection with the consummation of the Merger, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent, the Company or their respective subsidiaries and shares held by dissenting stockholders), was converted into the right to receive $.78 per share in cash, without interest.

Item 5.01.                                        Changes in Control of Registrant.

The information in Item 2.01 is incorporated herein by this reference.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the Merger and in accordance with the Merger Agreement, each of the directors of the Company, other than David Zinberg, resigned, and the directors of Merger Subsidiary in office as of the effective time of the Merger became the directors of the Company as of the effective time of the Merger.

In connection with the consummation of the Merger and in accordance with the Merger Agreement, the officers of Merger Subsidiary became the officers of the Company as of the effective time of the Merger.

Item 8.01.   Other Events.

On November 26, 2012, the Company issued a press release announcing that the parties consummated the Merger. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)    Exhibits

The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Press release dated November 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2012	BIDZ.COM, INC.

	By:	/s/ Lawrence Kong
Lawrence Kong
Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing
99.1	Press Release dated November 26, 2012